UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 20, 2007

Majesco Entertainment Company
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

333-70663	06-1529524
(Commission File Number)	(IRS Employer Identification No.)

160 Raritan Center Parkway, Edison, New Jersey	08837
(Address of Principal Executive Offices)	(Zip Code)

(732) 225-8910
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 – Other Events.

(a)

On July 20, 2007, John Gross, the Company’s Executive Vice President and Chief Financial Officer, and Joseph Sutton, the Company’s Executive Vice President of Research and Development, each adopted prearranged trading plans in accordance with the guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934. Mr. Gross’ plan provides for the sale of a maximum of 37,825 shares, subject to certain parameters, approximately 17,000 of which will be used as a means of funding his tax liability relating to the vesting of restricted stock occurring August 3, 2007. The plan expires on February 3, 2008. Mr. Sutton’s plan provides for the sale of approximately 12,000 shares to be sold as a means of funding his tax liability relating to the vesting of restricted stock occurring August 3, 2007. The plan expires on August 3, 2008. Any sales under the 10b5-1 plans will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

(b)    On July 20, 2007, Jesse Sutton, the Company’s Interim Chief Executive Officer, amended his Rule 10b5-1 prearranged trading plan to increase the aggregate number of shares that may be sold under the plan in the amount of 150,000 and to extend the expiration of the plan from September 30, 2007 to March 30, 2008. The total number of shares remaining eligible for sale under the plan is 460,000, subject to the parameters of the plan. Any sales under the 10b5-1 plan will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.

Rule 10b5-1 permits officers and directors of public companies to adopt predetermined plans for selling specified amounts of stock. Such trading plans allow a corporate insider to gradually diversify his or her holdings of stock while minimizing any market effects of such trades by spreading them out over an extended period of time and eliminating any market concern that such trades were made by the insider while in possession of material nonpublic information. The plans may be entered into or amended only when the director or officer is not in possession of material non-public information.

Except as may be so required, the Company does not undertake any obligation to update or report any modification, termination, or other activity to any 10b5-1 plans or any other plan that may be adopted by other officers or directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Majesco Entertainment Company
(Registrant)

Date: July 24, 2007	By:	/s/ Jesse Sutton
Jesse Sutton
Interim Chief Executive Officer